Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-282945

GENERAL MOTORS FINANCIAL COMPANY, INC.
RIGHT NOTES
VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

Pricing Supplement – Dated January 2, 2025
(To Prospectus dated November 1, 2024)

    The current Registration Statement for the Notes (No. 333-282945) was automatically effective on November 1, 2024. As of January 3, 2025, the interest rate(s) on the Notes will be as follows:

Principal Amount	All Amounts
Interest Rate per Annum	4.50%